EXHIBIT 10.18

SOFTWARE DEVELOPMENT, LICENSE AND DISTRIBUTION

AGREEMENT

This software development, license and distribution agreement (Agreement”) is entered into as of December 19, 2005 (the “Effective Date”) by and between EPMed Systems, Inc. (“EPMD”) and Biosense Webster Inc. (“Biosense”) (collectively the “Parties”) according to the terms below.

WHEREAS EPMD develops and distributes the EP WorkMate, which provides electrophysiology monitoring that offers fully integrated computerized stimulator, real-time interval analysis, recording capabilities of up to 192 intracardiac signals, and a powerful query engine.

WHEREAS Biosense develops and distributes the CARTO™ XP Mapping System, which displays intracardiac electrical activity and timing, and accurate catheter tip location in real time, allowing 3-D electroanatomical map reconstruction;

WHEREAS the Parties desire to cooperate in the development of an accessory that allows the CARTO™ XP Mapping System to interface with the EP WorkMate System;

WHEREAS as part of the cooperation between the Parties EPMD will design and develop the physical hardware necessary for the interface accessory, as well as interface software modules for the EP WorkMate System, and Biosense will develop certain interface software scripts for the WorkMate interface software modules, as well as interface software modules for the CARTO™ XP Mapping System; and

WHEREAS EPMD will distribute the interface accessory to end users and distributors (as described herein) and pay Biosense a royalty per system for the right to license the software scripts and to interface the EP WorkMate Systems to CARTO™ XP Mapping Systems.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

TERMS

1.	Definitions

a.	“Affiliate” means any corporation, association or other entity which directly or indirectly controls, is controlled by or is under common control with the party in question. As used in this definition of “Affiliate”, the term “control” shall mean direct or indirect beneficial ownership of more than 50% of the voting or income interest in such corporation or other business entity.

b.	“Amplifier” means the component of the WorkMate System where the cable connections to the patient are made.

c.	“Biosense Module” means the software module(s) designed, developed and owned by Biosense, which will work with the software owned by Biosense and distributed by Biosense with its CARTO™ XP System, to help enable the interfacing of the WorkMate System with the CARTO™ XP System.

d.	“WorkMate System” means the product sold by EPMD as the EP-WorkMate Computerized Recording System version 3.1.8 version and later versions of this product.

e.	“CARTO™ XP System” means the product sold by Biosense as the CARTO™ XP System version 7.0, and all later versions of this platform.

f.	“End Users” are persons who purchase the Interface Kit for their own use in their business and not for resale, redistribution, or other commercial purposes.

g.	“EPMD Module” means the software module(s) designed, developed and owned by EPMD, which will work with the software owned by EPMD and distributed by EPMD with the WorkMate System, to help enable the interfacing of the WorkMate System with the CARTO™ XP System.

h.	“Interface” means, collectively, the Biosense Module, the EPMD Module, the Software Script, the Interface Hardware, the Connecting Cables, and the related documentation distributed to End Users that enables the interfacing of the WorkMate System with the CARTO™ XP System according to the specifications in Appendix A.

i.	“Interface Hardware” means the physical cabling system, not including the Connecting Cables, to be designed, developed and distributed by EPMD, that will be used by End Users to interface one WorkMate System to one CARTO™ XP System.

j.	“Interface Kit” means, collectively, the Interface Hardware, Connecting Cables, any enabling mechanisms and related documentation distributed to End Users necessary to enable the interfacing of the WorkMate System with the CARTO™ XP System.

k.	“Object Code” means code for the Software Script resulting from the translation of Source Code into machine-readable format.

l.	“Patient Interface Unit” means the component of the CARTO™ XP System where the cable connections to the patient are made.

m.	“Connecting Cables” mean the interface cables, to be designed and developed by EPMD, useful for connecting the Patient Interface Unit of the CARTO™ XP System to the Amplifier of the WorkMate System. The Connecting Cables may include, but are not limited to, the ECG connection, Intracardiac connection, and stimulator connection.

n.	“Software Script” means the software scripts designed and developed by Biosense, and owned by Biosense, that will be licensed by Biosense to EPMD and used by the EPMD Module to help enable the interfacing of the WorkMate System with the CARTO™ XP System.

o.	“Source Code” means the program listing for the Software Script in paper form and magnetic media written in the syntax of a well-known programming language.

p.	“Programming Interface Manual” means all related documentation that Biosense will supply to EPMD in order for EPMD to correctly understand and identify the software interface that so that EPMD can correctly design and develop the EPMD Module.

q.	“Competitor” means a third party that creates, develops, manufactures, markets, sells, distributes or otherwise is involved with 3D navigation and mapping systems, including but not limited to, Medtronic, St. Jude and Boston Scientific.

2.	Development Terms

a.	Biosense shall deliver the Software Script that complies according to the specifications and schedule set forth in Appendix A (“Development Work”) in Object Code. Biosense shall deliver to EPMD the Software Script in Object Code in electronic format, and all related documentation necessary to embed it in the EPMD Module, along with any necessary enabling mechanisms (such as key-stroke instructions to enable the Interface to operate in accordance with the specifications in Appendix A) which shall be subject to the license set forth in Section 3(a) below. Biosense shall use its commercially reasonable efforts to deliver the Software Script in Object Code, Programming Interface Manual and such enabling mechanisms in substantial accordance with the schedule set forth in Appendix A. The Development Work is NOT a work for hire and all right, title and interest in the Development Work shall belong to Biosense.

b.	EPMD shall be responsible for the development of the WorkMate System and related software, EPMD Module, and the Interface Kit, including all costs of development, to enable the interfacing of the WorkMate System with the CARTO™ XP System in accordance with the Specifications set forth in Appendix A.

c.	Biosense warrants that it will perform the Development Work in a professional and workmanlike manner and that the Software Script when delivered will reasonably conform to the specifications of Appendix A. Biosense shall be responsible for developing the Biosense Module, Software Script and the CARTO™ XP System and related software, including all costs of development, to enable the interfacing of the WorkMate System with the CARTO™ XP System. BIOSENSE DISCLAIMS ANY AND ALL OTHER WARRANTIES, IMPLIED OR EXPRESS, WITH RESPECT TO THIS DEVELOPMENT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT WILL BIOSENSE’S LIABILITY INCLUDE ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, EVEN IF BIOSENSE HAS KNOWLEDGE OF THE POTENTIAL LOSS OR DAMAGE.

d.	EPMD shall maintain the specifications of their respective components of the Interface Kit in accordance with Appendix A, and continue to make such functioning Interface Kit components commercially available, for all future versions of the WorkMate System and the CARTO™ XP System while this Agreement is valid. EPMD shall maintain the specifications of the port in its WorkMate System to which the Interface Hardware connects. Biosense shall maintain the specifications of the port in its CARTO™ XP System to which the Interface Hardware connects

e.	EPMD and Biosense shall not be obligated to implement the Interface for products prior to the Current System Version 3.1.8 and the CARTO™ XP version 7.0. During the term of this agreement, all versions of CARTO™ XP that are designed and developed by Biosense will be compatible and maintain the interface capabilities, and all versions of WorkMate Systems that are designed and developed by EPMD will be compatible and maintain the interface capabilities.

f.	EPMD and Biosense shall provide to each other, free of charge, two WorkMate Systems and CARTO™ XP Systems, respectively, with appropriate cabling and simulators exclusively for development with respect to the Interface, demonstration, trade shows and training purposes. EPMD and Biosense each agree not to use the Systems of the other provided pursuant to this provision for any other purpose.

g.	Each Party will be responsible for providing the latest software for their respective systems throughout the term of the definitive agreement.

3.	Distribution Terms

a.	EPMD shall have, and Biosense hereby grants to EPMD, the right to distribute (and to perform any required installation of) the Interface Kit throughout the world. EPMD shall have the sole and exclusive right to determine the price charged for the Interface Kit. EPMD shall have the right to distribute the Interface Kit through distributors and sub-distributors, provided, with respect to any country, such distributors or sub-distributors shall not include third parties that sell in such country mapping systems competitive with Biosense mapping systems such as Medtronic (LocaLisa) and St. Jude (EnSite and NavX). Distributors or sub-distributors that distribute the Boston Scientific (RPM) system are acceptable. The terms of any agreement concerning the distribution of the Interface Kit will be between the End User and EPMD or its distributor or sub-distributor and shall not create any contractual obligations between Biosense and the End User. EPMD shall have the sole right to set the terms of the agreement it reaches with End Users. EPMD may distribute the Interface Kit to End Users, subsidiaries, and distributors only and may not delegate, sublicense, assign or otherwise sell its right to distribute the Interface Kit to any other person or entity without the written consent of Biosense. EPMD shall be responsible for the development, assembly, packaging and maintenance of the Interface Kit. EPMD shall sell a minimum of 15 Interface Kits per year.

b.	The parties understand that this Agreement affects only the distribution of the Interface Kit and the components thereof and does not create or bestow any distribution or other rights with respect to the WorkMate System, Biosense Module or the CARTO™ XP System. EPMD will be the party responsible for the distribution of its WorkMate System, including any related software, and Biosense will be the party responsible for the distribution its Biosense Module and CARTO™ XP System, including any related software. This Agreement in no way affects each Party’s right to determine the price and other terms reached with their respective customers concerning the distribution of their respective systems and modules.

c.	Biosense will provide to EPMD the Software Script in Object Code, including any revisions, upgrades or updates, under the license described in Section 3.a. below, for distribution with the EPMD Module. Biosense warrants to EPMD the reasonable, commercial performance of the Software Script in accordance with the specifications set forth in Appendix A for twelve months from the first commercial sale of the EMPD Module by EPMD or a distributor or sub-distributor to an End User with the exclusive remedy for any breach of the warranty being repair or replacement of the Software Script at Biosense’s discretion. BIOSENSE DISCLAIMS ANY AND ALL OTHER WARRANTIES, IMPLIED OR EXPRESS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT WILL BIOSENSE’S LIABILITY INCLUDE ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, EVEN IF BIOSENSE HAS KNOWLEDGE OF THE POTENTIAL LOSS OR DAMAGE.

d.	If the CARTO™ XP System of an End User lacks necessary hardware (i.e. Ethernet card in the CARTO™ XP computer) beyond the Interface Kit, Biosense, at its own expense, shall provide and install the hardware in the End User’s CARTO™ XP System.

e.	Biosense shall have the right to sell the Interface Hardware and the Connecting Cables to End Users during post sales service calls. EPMD shall use commercially reasonable efforts to sell such cables to Biosense at its cost + 30%, or to arrange for Biosense to purchase such cables directly from EPMD’ supplier of such cables at EPMD’ negotiated price.

4.	License Terms

a.	Biosense grants EPMD for the term of this Agreement, subject to the payment of the royalty fees as set forth in Section 4(b), a non-exclusive, non-transferable, worldwide license to copy, distribute to End Users and to sublicense End Users to use the Software Script provided by Biosense in Object Code solely as part of the EPMD Module. EPMD shall have the right to sublicense its distributors and sub-distributors its license to copy, distribute to End Users and to sublicense End Users to use the Software Script provided by Biosense to EPMD in Object Code solely as part of the EPMD Module; provided however, that such distributors or sub-distributors shall not include third parties that sell mapping systems of a Competitor. The terms of any such sub-license shall not create any contractual obligations between Biosense and any other party. Biosense also grants EPMD the nonexclusive, non-transferable right throughout the world to distribute the Interface Kit for use with the CARTO™ XP System and to sublicense its distributors and sub-distributors the rights to do the same; provided however, that such distributors or sub-distributors shall not include third parties that sell mapping systems to a Competitor. The terms of any such sub-license shall not create any contractual obligations between Biosense and any other party. EPMD and/or its distributors or sub-distributors, shall enter into with each End User an appropriate end user license agreement that protects Biosense’s ownership in the intellectual property of the Software Script.

b.	For each Interface Kit sold or distributed by EPMD (whether directly to an End User or to a distributor or sub-distributor), EPMD shall pay to Biosense a license fee of $[ ]. A report will be generated indicating the average selling price (ASP) for kits sold and payments shall be due within forty five days (45) after the end of each calendar quarter for Interface Kits delivered by EPMD to End Users, distributors or sub-distributors during such quarter. Interface kits that are placed at up to 5 beta and reference sites will not be included in ASP calculation.

c.	On a quarterly basis EPMD and Biosense will review ASP for all new system Interface kits sold by EPMD in the previous quarter. If the ASP for the interface kit is below $[ ] then the license fee will be increased by the difference between $[ ] and the ASP, up to a maximum of $[ ]. If the ASP for the interface kit is above $[ ] then the license fee will be decreased by the difference between the ASP and $[ ], down to a minimum of $[ ]

d.	If EPMD fails to make any payment (other than payments reasonably disputed by EPMD) in the manner described in this Section 4, within forty five (45) days after the end of the calendar quarter, then an interest rate of 10% (ten percent) per year shall be paid by EPMD on such payment. If EPMD fails to make such payment within ninety (90) days of EPMD’s receipt of a notice from Biosense that a payment has not been made within forty five (45) days after the end of the calendar quarter, then such failure may, at Biosense’s discretion, be deemed a material breach of a material term of this Agreement by EPMD for which Biosense may terminate this Agreement in accordance with Section 8(b)

e.	EPMD shall keep records of all Interface Kits sold or distributed by EPMD for the Term of this Agreement and for a period of two years thereafter. Biosense shall have the right, through its own representative or shall have the right to appoint an independent certified public accounting firm, to audit such EPMD’s records, as well as other documents as may be reasonably required solely for the purpose of verifying EPMD’s compliance with its payment obligations hereunder. Such audit shall be conducted during EPMD’s normal working hours, at the EPMD location(s) where such records are maintained and shall be conducted in a manner that will not be unduly disruptive to EPMD’s operations. The auditor shall prepare a report either verifying such compliance or summarizing the total of any deviations therefrom, which report shall be furnished to each Party but shall be deemed the Confidential Information of EPMD. Such audit shall be conducted no more than once every twelve (12) months and shall be conducted at Biosense’s expense, except in those cases where the auditor detects deviations that are greater than ten (10) percent from EPMD’s payment obligations hereunder to the disadvantage of Biosense, in which latter case, the cost of the audit shall be born by EPMD.

f.	Notwithstanding the foregoing, nothing in this Agreement shall be construed as restricting a party’s right to develop, license, market or distribute interfaces between that party’s products and other products of that party and/or third parties.

5.	Tax

a.	EPMD will make all payments to Biosense under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment.

b.	Any tax required to be withheld on amounts payable under this Agreement will promptly be paid by EPMD on behalf of Biosense to the appropriate governmental authority, and EPMD will furnish Biosense with proof of payment of such tax. Any such tax required to be withheld will be an expense of and borne by Biosense.

6.	Marketing and Training

a.	Co-branded brochures and other marketing, advertising and promotional materials may be created by either Party for the Interface Kit subject to the trademark licenses granted below and the approval of such materials by the other Party as outlined below.

b.	EPMD shall be responsible to perform commercially reasonable marketing efforts with respect to the Interface Kit. Biosense shall use its commercially reasonable efforts to reference the Interface Kits to its customers and other third parties. Both parties must perform such efforts in an honest and professional manner and in conformance with applicable legal requirements and accepted industry standards.

c.	Biosense hereby grants to EPMD, a limited, non-exclusive, non-transferable, non-sublicensable, license to use the Biosense trademarks identified in Appendix B, as may be amended by Biosense from time to time (the “Biosense Marks”) and the Biosense Webster, Inc. name (the “Biosense Name”) for the term of this Agreement, solely in connection with the marketing, advertising and promotion of the Interface Kit. The manner in which the Biosense Marks and the Biosense Name may appear, if at all, on any and all marketing, advertising and promotional materials of EPMD shall be subject to Biosense’s prior written approval, which approval may be granted or withheld in Biosense’s sole discretion. Prior to the distribution or use of any such marketing, advertising and promotional materials, EPMD shall provide Biosense copies of any such materials for Biosense’s approval or disapproval. Biosense shall notify EPMD of Biosense’s approval or disapproval of such proposed materials, which approval or disapproval may be granted or withheld in Biosense’s sole discretion. No materials shall be deemed approved by Biosense unless written approval is given. EPMD acknowledges Biosense’s exclusive ownership of the Biosense Marks and the Biosense Name and all proprietary rights therein. EPMD shall not (i) acquire or assert any trademark or other proprietary rights in the Biosense Marks or Biosense Name or (ii) harm, misuse or bring into disrepute the Biosense Marks or Biosense Name

d.	Except as otherwise provided herein, EPMD shall not have any right, title or interest in or to any Biosense trademarks (including, but not limited to the Biosense Marks), copyrighted material or other Biosense property, and may not use such property in the marketing, advertising or promoting of the Interface Kit, without an express license from Biosense. EPMD acknowledges that all use by EPMD of the Biosense Marks and Biosense Name (including any goodwill associated therewith) shall inure to the benefit of Biosense.

e.	EPMD hereby grants to Biosense, a limited, non-exclusive, non-transferable license to use the EPMD trademarks identified in Appendix C (the “EPMD Marks”) and the EPMed Systems, Inc. name (the “EPMD Name”) for the term of this Agreement, solely in connection with the marketing, advertising and promotion of the Interface Kit. Biosense shall have the right to sublicense this license to its Affiliates. The manner in which the EPMD Marks and the EPMD Name may appear, if at all, on any and all marketing, advertising and promotional materials of Biosense shall be subject to EPMD’ prior written approval, which approval may be granted or withheld in EPMD’ sole discretion. Prior to the distribution or use of any such marketing, advertising and promotional materials, Biosense shall provide EPMD copies of any such materials for EPMD’ approval or disapproval. EPMD shall notify Biosense of EPMD approval or disapproval of such proposed materials, which approval or disapproval may be granted or withheld in EPMD sole discretion. No materials shall be deemed approved by EPMD unless such written approval is given. Biosense acknowledges EPMD exclusive ownership of the EPMD Marks and the EPMD Name and all proprietary rights therein. Biosense shall not (i) acquire or assert any trademark or other proprietary rights in the EPMD Marks or EPMD Name or (ii) harm, misuse or bring into disrepute the EPMD Marks or EPMD Name.

f.	Except as otherwise provided herein, Biosense shall not have any right, title or interest in or to any EPMD Marks or the EPMD Name, copyrighted material or other EPMD property, and may not use such property in the marketing, advertising or promoting of the Interface Kit, without an express license from EPMD. Biosense acknowledges that all use by Biosense of the EPMD Marks and EPMD Name (including any goodwill associated therewith) shall inure to the benefit of EPMD.

g.	EPMD and Biosense will be responsible for their own marketing, printing, distribution and other expenses respectively related to the marketing of the Interface Kit. Prior to the distribution of any press releases or other information concerning the existence, nature, or general subject matter of this Agreement, each Party must obtain the written consent of the other Party hereto, which approval may be granted or withheld in such Party’s sole discretion. Neither Party will use any of the other Party or its Affiliates’ trademarks or trade names or representations of the other Party or its Affiliates’ products or services, or refer directly or indirectly to the other Party or its Affiliates’, or the products or services of either in order to make known and/or publicize its relationship with the other Party or its Affiliate’ without, in any case, obtaining the prior written permission of the other Party.

h.	Internal training. EPMD and Biosense will each conduct at least one training session, at its own cost, to train their respective sales force and professional educational teams on the Interface and how the EP-WorkMate System and the CARTO™ XP System work together. See Appendix D for the training timeline, key deliverables/owners of the program and outline of educational materials needed for the interface.

i.	External and Customer training. EPMD will be responsible for training end users on the Interface and how the WorkMate System and the CARTO™ XP System work together. See Appendix D for the training timeline, key deliverables/owners of the program and outline of educational materials needed for the interface. EPMD and Biosense will continue to train end users on their respective systems overall clinical use and functionality as necessary.

j.	Upon the expiration or termination of this Agreement, the respective other Party shall immediately cease to use in any manner whatsoever the Party’s name and the trademarks of the Party, as well as any other trademark in which the Party has any rights.

7.	Service, Installation, and Warranty

a.	EPMD or its distributors or sub-distributors shall provide on-site installation of the Interface Kit and shall assume all reasonable costs associated with the installation.

b.	Both parties shall provide their standard field service and repair for their respective products, including all service relating to their respective Modules and other contributions to the Interface.

c.	Both parties shall provide their standard product training to End Users for their respective products, including their Software Modules.

d.	EPMD and Biosense shall provide to End Users warranties with respect to their respective Software Modules according to, and under terms no less favorable than, their standard existing product warranties for the applicable Software Modules.

8.	Term and Termination

a.	This Agreement becomes effective as of the Effective Date. The term of this Agreement will remain in effect for 2 years from the date of the first commercial distribution of an Interface Kit by EPMD, unless terminated by either party as hereafter provided. The Parties may, but are not required to, mutually agree to renew the Agreement beyond the initial term. This Agreement will terminate after the expiration of the Term unless renewed by both parties in writing. Upon termination of the agreement, EPMD will be allowed to ship all backlog of orders and honor all quotes up to 6 months from original quote date.

b.	Notwithstanding the language of Section 8.a. above, either Party shall have the right to terminate this Agreement, including, without limitation, any licenses granted hereunder, upon the occurrence of any of the following events (an “Event of Default”):

i.	In the event the other Party materially violates a material provision of the Agreement; or

ii.	In the event the other Party (a) terminates or suspends its business, or (b) becomes subject to any bankruptcy or insolvency proceeding under U.S. Federal or state statute, or (c) becomes insolvent or subject to direct control by a trustee, receiver or similar authority, or (d) has wound up or liquidated, voluntary or otherwise.

c.	Before a Party has the right to terminate the Agreement under Section 8.b.(i) upon the occurrence of an Event of Default, such Party must provide to the other a detailed written notification of its claim concerning an Event of Default and of its intention to terminate the Agreement based upon that claim. If the Event of Default remains uncured for sixty days after receipt of the written notification, the Party providing the notification may terminate this Agreement, including without limitation, any licenses granted hereunder, by delivering to the defaulting Party a written document stating that it terminates the Agreement. The termination shall be effective as of the date of receipt of said termination document.

d.	Upon expiration or termination of this Agreement, the Parties will retain their respective ownership rights in their respective products.

e.	Upon termination or expiration of this Agreement, EPMD shall promptly pay Biosense any amounts due to Biosense and cease any use of the Software Script, including copies thereof. Termination of this Agreement shall not in any way affect an End User’s rights and will remain in compliance with regulatory standards for end of life service and support of products with respect to any Interface Kit purchased by such End User.

9.	Regulatory Compliance

a.	Biosense shall be responsible for complying with any state, federal or foreign authority regulations, including, without limitation, any United States FDA requirements, for the CARTO™ XP System using the Biosense Module, including, without limitation, all costs and tasks associated with such compliance. EPMD will provide commercially reasonable support upon request (e.g., documentation rights of reference, complaint investigation reports) for Biosense to meet its compliance obligations.

b.	EPMD shall be responsible for complying with any state, federal or foreign authority regulations, including, without limitation, United States FDA requirements, for the WorkMate System using the EPMD Module with the Software Script and for the Interface Hardware and related documentation, including, without limitation, all costs and tasks associated with such compliance. Biosense will provide commercially reasonable support upon request (e.g., documentation rights of reference, complaint investigation reports) for EPMD to meet its compliance obligations.

10.	Ownership of Software

a.	EPMD shall own all proprietary rights, including, without limitation, all patents, copyrights, trade secrets and trade marks, in and to the EPMD Module (excluding the Software Script) and any other software used by the WorkMate System, including, without limitation, any derivative works, corrections, bug fixes, enhancements, updates or other modifications. EPMD shall not copy, translate, modify, create derivative works, disassemble, reverse engineer, decompile, attempt, directly or indirectly, to otherwise obtain or create Source Code of the Software Script for any reason other than as required by law or otherwise use the Software Script except as specifically authorized hereunder or required by law.

b.	Biosense shall own all proprietary rights, including, without limitation, all patents, copyrights, trade secrets and trade marks, in and to the Software Script, the Biosense Module and any other software used by the CARTO™ XP System, including, without limitation, any derivative works, corrections, bug fixes, enhancements, updates or other modifications.

11.	Confidential Information

The parties agree that the WorkMate System, the CARTO™ XP System, the EPMD Module, the Biosense Module, the Software Script, and related documentation, the terms of this Agreement and the Parties’ collaboration on the Interface between their respective systems contain and/or constitute proprietary information, including trade secrets, know-how and confidential information (“Confidential Information”). In addition, all other information disclosed by one party to the other hereunder and, if written, clearly marked on its face as “Confidential,” or, if disclosed orally, identified as confidential at the time of the disclosure and summarized in a writing provided to the other party and marked “Confidential” within thirty (30) days of the date of the disclosure, shall be deemed “Confidential Information.” Confidential Information does not include a Party’s information if: (a) the information was known by the other Party, outside of confidentiality requirements, prior to the Parties’ collaboration commenced on the Interface, or (b) was, is, or becomes available publicly without disclosure by the other party, or (c) is provided to the other Party by a third party who was not in breach of an agreement to keep such information confidential, or (d) is independently developed by the other Party. Each Party agrees to keep the other Party’s Confidential Information confidential for a period of seven (7) years from date of disclosure, not to disseminate the other Party’s Confidential Information to personnel within its organization and personnel of its Affiliates other than on a “need-to-know” basis, including their directors, officers, employees, consultants and agents, who have an actual need to know and have a written obligation to protect the confidentiality of such information, and not to disclose such Confidential Information to third parties or to use such Confidential Information for any purpose other than in furtherance of this Agreement; provided, however, a Party may disclose the other Party’s Confidential Information if required by law or judicial process to do so, provided that it first provides the other Party with notice of the planned disclosure and a reasonable opportunity to contest or obtain a protective order with respect to the disclosure.

12.	Indemnification

a.	Biosense agrees to indemnify and save EPMD and its distributors and sub-distributors harmless from claims by third persons asserted against EPMD that the CARTO™ XP System, the Biosense Module or the Software Script supplied by Biosense have caused damage to tangible personal property or bodily injury (including death), if and to the extent such damage or injury is proximately caused by Biosense’s negligent act or omission and is determined by a court of competent jurisdiction to be Biosense’s legal liability, and provided that EPMD furnishes to Biosense prompt written notice and requisite authority, information and assistance to defend.

b.	Biosense will defend, indemnify and hold harmless EPMD and its distributors, sub-distributors and End Users from any claim that the Software Script or Biosense Marks or Biosense Name constitutes an unauthorized use or infringement of any third party’s intellectual property or other proprietary rights. Biosense will pay all costs, damages and expenses (including reasonable attorneys’ fees) incurred by EPMD, its distributors, sub-distributors or End Users and will pay any award with respect to any such claim or agreed to in any settlement of that claim, provided that Biosense is notified promptly (not later than within thirty (30) days) in writing of such claim and is given exclusive authority over and reasonable cooperation for (including access to potential witnesses and relevant documents) the defense of same. Biosense shall not be responsible for paying any costs, expense, or amount otherwise due as a result of compromises or settlements reached by EPMD in connection with any such claim unless EPMD first obtains Biosense’s prior written approval of the compromise or settlement. EPMD may at its own expense be represented by counsel of its own choice in any such suit or proceeding. If the Software Script, or the use thereof becomes, or in Biosense’s reasonable opinion is likely to become, the subject of such a claim, EPMD shall permit Biosense, at Biosense’s option and expense, either to (a) procure the right for EPMD to continue using the same or (b) replace or modify the same so that it becomes non-infringing while remaining functionally equivalent and remaining in compliance with the applicable Specifications. If neither of these alternatives is reasonably available to Biosense, then either party may terminate this Agreement. Biosense shall not be liable with respect to any Claim to the extent arising out of or relating to either (i) use or incorporation in the Software Script of any design or technique furnished or requested by EPMD, (ii) the combination with or incorporation of the Licensed Software into the EPMD Module if such infringement, other than where contributory infringement is involved, would not have occurred without such combination; (iii) the modification of the Software Script by EPMD or one of its distributors, sub-distributors or End Users or any person or entity other than Biosense or in accordance with Biosense’s instructions; (iv) the use of the Software Script other than as permitted under this Agreement; or (v) use or distribution of other than the most current version of the Software Script (if such Claim would have been prevented by the use of such current version) after such current version has been made available to EPMD at no additional charge.

c.	EPMD agrees to indemnify and save Biosense harmless from claims by third persons asserted against Biosense that the WorkMate System, the EPMD Module, the Connecting Cables or the Interface Hardware supplied by EPMD have caused damage to tangible personal property or bodily injury (including death), if and to the extent such damage or injury is proximately caused by EPMD’s negligent act or omission and is determined by a court of competent jurisdiction to be EPMD’s legal liability, and provided that Biosense furnishes to EPMD prompt written notice and requisite authority, information and assistance to defend.

d.	EPMD will defend, indemnify and hold harmless Biosense and its Affiliates from any claim any of the EPMD Marks or EPMD Name constitutes an unauthorized use or infringement of any third party’s intellectual property rights or other proprietary rights. EPMD will pay all costs, damages and expenses (including reasonable attorneys’ fees) incurred by Biosense or any of its Affiliates and will pay any award with respect to any such claim or agreed to in any settlement of that claim, provided that EPMD is notified promptly (not later than within thirty (30) days) in writing of such claim and is given exclusive authority over and reasonable cooperation for (including access to potential witnesses and relevant documents) the defense of same. EPMD shall not be responsible for paying any costs, expense, or amount otherwise due as a result of compromises or settlements reached by Biosense in connection with any such claim unless Biosense first obtains EPMD’s prior written approval of the compromise or settlement. Biosense may at its own expense be represented by counsel of its own choice in any such suit or proceeding.

13.	Amendment, Governing Law, Dispute Resolution and Jurisdiction

a.	This Agreement set forth the entire Agreement between the Parties with respect to the subject matter of this Agreement and supercedes all prior agreements, understandings and negotiations with respect to the subject matter hereof. Any amendment to this Agreement must be in writing and signed by both Parties.

b.	This Agreement is to be construed under the law of the State of New York, excluding the application of any choice of law principles.

c.	Any controversy or claim arising out of or relating to this Agreement or the validity, inducement, or breach thereof, shall be settled by arbitration before a single arbitrator in accordance with the American

Arbitration Association’s (“AAA’s”) Commercial Arbitration Rules then in effect, except where those rules conflict with this provision, in which case this provision controls. The parties hereby consent to the jurisdiction of the Federal District Court for the Southern District of New York for the enforcement of these provisions and the entry of judgment on any award rendered hereunder. Should such court for any reason lack jurisdiction, any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrator shall be an attorney specializing in business litigation who has at least 15 years of experience with a law firm of over 25 lawyers or was a judge of a court of general jurisdiction. The arbitration shall be held in New York, New York and the arbitrator shall apply the substantive law of the State of New York, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. Within 30 days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than six months from selection of the arbitrator. Failing such agreement, the AAA will design and the parties will follow such procedures. Each party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration. THE ARBITRATOR SHALL NOT AWARD ANY PARTY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO SEEK SUCH DAMAGES.

14.	Waiver and Severability

a.	Failure by either Party to enforce at any time or for any time the provisions of this Agreement shall not be construed as a waiver of such provisions and shall not affect such Party’s rights to later enforce such provisions.

b.	If any part of this Agreement is determined by any court or tribunal of competent jurisdiction to be wholly or partially unenforceable for any reason, such unenforceability shall not affect the balance of this Agreement.

15.	Notices

All notices under this Agreement shall be sent by registered mail to the address below or to any other address as a Party may designate in writing:

For EPMD:

David Jenkins, President and CEO

EPMedSystems, Inc.

Cooper Run Executive Park

575 Route 73 North Unit-D

West Berlin, NJ 08091

For Biosense:

Shlomi Nachman

Vice President, Worldwide Business Development

3333 Diamond Canyon Road

Diamond Bar, CA 91765

cc: Chief Patent Counsel

Johnson & Johnson

1 Johnson & Johnson Plaza

New Brunswick NJ 08933

16.	Relationship of the Parties

Neither EPMD nor Biosense are authorized to oblige the other Party or act in the name of the other Party. This Agreement does not create a joint venture, partnership, or association.

17.	Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, provided, however, that neither Party shall have the right to assign its interest in this

Agreement without the prior written authorization of the other Party, other than to its Affiliates. A merger or transfer of control of one party shall be deemed an assignment for purposes of this Section 17.

18.	Survivability

Upon expiration or termination of this Agreement, all rights and obligations of the parties shall cease to have effect, except for those rights and obligations set forth in Sections 10, 11, 12, 13, 14, and 17 which shall survive termination or expiration.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their thereunto duly authorized representatives as of the date first written above.

EP Med Systems Inc.		BIOSENSE WEBSTER, INC.

By:	/s/ David Jenkins	By:	/s/ Shane Wachman
Name:	David Jenkins	Name:	Shane Wachman
Title:	CEO	Title:	V.P Business Development